Exhibit 99.1

Translate Bio Announces Closing of Collaboration and Licensing Agreement with Sanofi Pasteur to Develop mRNA Vaccines for Infectious Diseases

LEXINGTON, Mass.– July 9, 2018 – Translate Bio (Nasdaq: TBIO), a clinical-stage messenger RNA (mRNA) therapeutics company developing a new class of potentially transformative medicines to treat diseases caused by protein or gene dysfunction, today announced the closing of a previously announced research collaboration and licensing agreement with Sanofi Pasteur to develop mRNA vaccines for up to five infectious disease pathogens following notice of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Under the terms of the agreement, Sanofi Pasteur has agreed to pay Translate Bio an upfront payment of $45 million.

About the Translate Bio / Sanofi Pasteur Collaboration

On June 11, 2018, Translate Bio announced a multi-year research and development collaboration and exclusive licensing agreement with Sanofi Pasteur to develop mRNA vaccines for up to five undisclosed infectious disease pathogens. Under the agreement, Translate Bio and Sanofi Pasteur will jointly conduct research and development activities to advance mRNA vaccines during an initial three-year research term. Translate Bio is eligible to receive up to $805 million in payments, which includes an upfront payment of $45 million, certain development, regulatory and sales-related milestones across several vaccine targets, and option exercise fees if Sanofi Pasteur exercises its option related to development of vaccines for additional pathogens. Translate Bio is also eligible to receive tiered royalty payments associated with worldwide sales of the developed vaccines. Sanofi Pasteur will pay for all costs during the research term and will receive exclusive worldwide commercialization rights. Translate Bio will be responsible for clinical manufacture and will be entitled to additional payments under a separate supply agreement to be established.

About Translate Bio

Translate Bio is a clinical-stage mRNA therapeutics company developing a new class of potentially transformative medicines to treat diseases caused by protein or gene dysfunction. The Company’s MRT platform is designed to develop product candidates that deliver mRNA carrying instructions to produce intracellular, transmembrane and secreted proteins for therapeutic benefit. The Company believes that its MRT platform is applicable to a broad range of diseases caused by insufficient protein production or where production of proteins can modify disease, including diseases that affect the lung, liver, eye, central nervous system, lymphatic system and circulatory system. The Company also believes its platform may be applied to produce therapeutic antibodies and vaccines in areas such as infectious disease and oncology. The Company’s two lead programs are being developed as treatments for cystic fibrosis (CF) and ornithine transcarbamylase (OTC) deficiency. For more information about the Company, please visit www.translate.bio or on Twitter at @TranslateBio.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, those regarding the potential benefits of, and plans relating to, the collaboration between Translate Bio and Sanofi Pasteur, including anticipated milestone and other payments under the collaboration; the ability to develop and commercialize mRNA vaccines under the collaboration; the potential benefits of mRNA vaccines developed under the collaboration; and the benefit of each company’s strategic plans and focus. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to: Translate Bio’s ability to advance the development of its platform and programs under the timelines it projects, demonstrate the requisite safety and efficacy of its product candidates and replicate in clinical trials any positive findings from preclinical studies; Translate Bio’s ability to enroll patients in its ongoing clinical trial; the content and timing of decisions made by the U.S. Food and Drug Administration, other regulatory authorities and investigational review boards at clinical trial sites; Translate Bio’s ability to obtain, maintain and enforce necessary patent and other intellectual property protection; Translate Bio’s ability to maintain its collaboration with Sanofi Pasteur and risks relating to Sanofi Pasteur’s ability to successfully develop vaccine-based therapeutics thereunder; the availability of significant cash required to fund operations; competitive factors; general economic and market conditions and other important risk factors set forth in Translate Bio’s Registration Statement on Form S-1 that is on file with the Securities and Exchange Commission (“SEC”) and the prospectus dated June 27, 2018 relating to its initial public offering of common stock, as filed with the SEC on June 29, 2018. Any forward-looking statements contained in this press release speak only as of the date hereof, and Translate Bio specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contacts for Translate Bio

Teri Dahlman	Maura Gavaghan
tdahlman@translate.bio	mgavaghan@translate.bio
857-242-7792	857-242-7789